Exhibit 99.3
Unaudited Pro Forma Condensed Consolidated Financial Information of Valeant Pharmaceuticals International, Inc.
The unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2009 and for the six months ended June 30, 2010 combine the historical consolidated statements of income of Biovail Corporation (“Biovail”) and Valeant Pharmaceuticals International (“Old Valeant”), giving effect to the merger of Biovail and Old Valeant (the “Merger”), as if it had occurred on January 1, 2009. In connection with the Merger, Biovail was renamed “Valeant Pharmaceuticals International, Inc.” (“New Valeant”). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated statements of income. In addition, the unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the:
•	separate audited financial statements of Biovail as of and for the year ended December 31, 2009 and the related notes included in Biovail’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	separate audited financial statements of Old Valeant as of and for the year ended December 31, 2009 and the related notes included in Old Valeant’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	separate unaudited financial statements of Biovail as of and for the six months ended June 30, 2010 and the related notes included in Biovail’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010; and

•	separate unaudited financial statements of Old Valeant as of and for the six months ended June 30, 2010 and the related notes included in Old Valeant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.
The unaudited consolidated balance sheet of New Valeant as of September 30, 2010 contained in New Valeant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 reflects the acquisition of Old Valeant and thus, is not included in this report.
The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what New Valeant’s results of operations actually would have been had the Merger been completed as of January 1, 2009. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of New Valeant. There were no material transactions between Biovail and Old Valeant during the periods presented in the unaudited pro forma condensed consolidated statements of income that would need to be eliminated.
The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under U.S. GAAP, which are subject to change and interpretation. Biovail is both the legal and accounting acquirer in the Merger. The acquisition accounting is dependent on certain valuations that are provisional and subject to change. New Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated statements of income and New Valeant’s future results of operations and financial position.
The unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that New Valeant may achieve as a result of the Merger, the costs to integrate the operations of Biovail and Old Valeant or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME
For the year ended December 31, 2009

			Pro Forma
		Old	Adjustments		Pro Forma
	Biovail	Valeant	(Note 5)		Consolidated
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)

Revenue
Product sales	$789,026	$710,761	$—		$1,499,787
Alliance and royalty	17,256	97,311	—		114,567
Service and other	14,148	22,389	—		36,537

	820,430	830,461	—		1,650,891

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	204,309	192,974	1,420	(b),(e)	398,703
Cost of services	13,849	17,836	—		31,685
Research and development	47,581	43,977	919	(b),(e)	92,477
Selling, general and administrative	147,984	255,782	42,518	(b),(e)	446,284
Amortization of intangible assets	104,730	70,640	147,064	(a)	322,434
Acquired in-process research and development	59,354	1,951	—		61,305
Restructuring and other related costs	30,033	6,055	—		36,088
Legal settlements and indemnity obligations	25,840	4,400	—		30,240
Acquisition-related costs	5,596	4,013	—		9,609

	639,276	597,628	191,921		1,428,825

Operating income	181,154	232,833	(191,921)		222,066
Interest income	1,118	4,321	—		5,439
Interest expense	(25,418)	(43,571)	(126,215	)(c)	(195,204)
Foreign exchange and other	507	(1,455)	—		(948)
Gain on investments, net	17,594	—	—		17,594
Gain on early extinguishment of debt	—	7,221	—		7,221

Income from continuing operations before recovery of income taxes	174,955	199,349	(318,136)		56,168
Recovery of income taxes	(1,500)	(58,270)	13,262	(d)	(46,508)

Income from continuing operations	176,455	257,619	(331,398)		102,676
Less income from continuing operations attributable to non-controlling interest	—	3	—		3

Income from continuing operations attributable to controlling interest	$176,455	$257,616	$(331,398)		$102,673

Income from continuing operations attributable to controlling interest per share — basic	$1.11	$3.15			$0.34 (g)

Income from continuing operations attributable to controlling interest per share — diluted	$1.11	$3.07			$0.34 (g)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME
For the six months ended June 30, 2010

			Pro Forma
		Old	Adjustments		Pro Forma
	Biovail	Valeant	(Note 5)		Consolidated
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)

Revenue
Product sales	$443,278	$423,965	$—		$867,243
Alliance and royalty	9,487	54,244			63,731
Service and other	5,641	9,356			14,997

	458,406	487,565			945,971

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	122,805	114,841	474	(b),(e)	238,120
Cost of services	6,679	6,445			13,124
Research and development	36,221	22,353	224	(b),(e)	58,798
Selling, general and administrative	87,318	144,026	9,938	(b),(e)	241,282
Amortization of intangible assets	66,599	41,665	70,584	(a)	178,848
Acquired in-process research and development	61,245	—			61,245
Restructuring and other related costs	3,494	2,522			6,016
Legal settlements and indemnity obligations	1,289	1,550			2,839
Acquisition-related costs	7,577	9,208	(12,377	)(f)	4,408

	393,227	342,610	68,843		804,680

Operating income	65,179	144,955	(68,843)		141,291
Interest income	422	846	—		1,268
Interest expense	(19,779)	(33,648)	(46,264	)(c)	(99,691)
Foreign exchange and other	44	(1,936)	—		(1,892)
Loss on investments, net	(547)	—	—		(547)

Income from continuing operations before provision for income taxes	45,319	110,217	(115,107)		40,429
Provision for income taxes	14,500	42,378	(46,923	)(d)	9,955

Income from continuing operations	30,819	67,839	(68,184)		30,474
Less income from continuing operations attributable to non-controlling interest	—	2	—		2

Income from continuing operations attributable to controlling interest	$30,819	$67,837	$(68,184)		$30,472

Income from continuing operations attributable to controlling interest per share — basic	$0.19	$0.87			$0.01 (g)

Income from continuing operations attributable to controlling interest per share — diluted	$0.19	$0.82			$0.01 (g)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF INCOME
1. Description of Transaction
On September 28, 2010 (the “Merger Date”), a wholly-owned subsidiary of Biovail acquired all of the outstanding equity of Old Valeant in a share transaction, in which each share of Old Valeant common stock was cancelled and converted into the right to receive 1.7809 Biovail common shares (the “Merger”). The share consideration was valued at $26.35 per share based on the market price of Biovail’s common shares as of the Merger Date. In addition, immediately preceding the effective time of the Merger, Old Valeant paid its stockholders a special dividend of $16.77 per share of Old Valeant common stock. As a result of the Merger, Old Valeant became a wholly-owned subsidiary of Biovail. In connection with the Merger, Biovail was renamed “Valeant Pharmaceuticals International, Inc.” (“New Valeant”).
2. Basis of Presentation
The unaudited pro forma condensed consolidated financial information was prepared using the acquisition method of accounting, with Biovail being the legal and accounting acquirer, and was based on the historical financial statements of Biovail and Old Valeant. Certain reclassifications have been made to the historical financial statements to conform the financial statement presentation to be adopted by New Valeant. These adjustments are primarily related to the presentation of alliance and royalty revenue, service and other revenue, in-process research and development charges, restructuring charges and acquisition-related costs.
Under the acquisition method of accounting, the assets acquired and liabilities assumed of Old Valeant have been recorded as of the completion of the Merger, primarily at their respective fair values and added to those of Biovail. The results of operations of Old Valeant are included in the financial statements of New Valeant as of the date of the completion of the Merger.
Acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs incurred by Biovail and Old Valeant during the six months ended June 30, 2010 were approximately $12.4 million. These costs have been expensed as acquisition-related costs by Biovail and Old Valeant in their respective consolidated statements of income for the six months ended June 30, 2010. The unaudited pro forma condensed consolidated statements of income do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred in connection with the Merger; these charges are expected to be in the range of approximately $135 million to $180 million, on a pre-tax basis.
3. Fair Value of Consideration Transferred
The following table indicates the consideration transferred to effect the acquisition of Old Valeant:

	Conversion	Estimated	Form of
(In thousands, except per share amounts)	Calculation	Fair Value	Consideration

Number of common shares of Biovail issued in exchange for Old Valeant common stock outstanding as of the Merger Date	139,137
Multiplied by Biovail’s stock price as of the Merger Date(a)	$26.35	$3,666,245	Common shares

Number of common shares of Biovail expected to be issued pursuant to vested Old Valeant’s restricted stock units (“RSUs”) as a result of the Merger	1,694
Multiplied by Biovail’s stock price as of the Merger Date(a)	$26.35	44,463	Common shares

Fair value of vested and partially vested Old Valeant stock options converted into Biovail stock options		110,687	Stock options(b)

	Conversion	Estimated	Form of
(In thousands, except per share amounts)	Calculation	Fair Value	Consideration

Fair value of vested and partially vested Old Valeant RSUs converted into Biovail RSUs		58,726	RSUs(c)
Cash consideration		39,655	Cash(d)

Total fair value of consideration transferred		$3,919,956
Certain amounts may reflect rounding adjustments

(a)	As the Merger was effective at 12:01 a.m. on September 28, 2010, the conversion calculation reflects the closing price of Biovail’s common shares on the New York Stock Exchange at September 27, 2010.

(b)	The fair value of the vested and partially vested portions of Old Valeant stock options that were converted into stock options of Biovail was recognized as a component of the consideration transferred, based on a weighted-average fair value of $17.63 per stock option, which was calculated using the Black-Scholes option pricing model. This calculation considered the closing price of Biovail’s common shares of $26.35 per share as of the Merger Date and the following assumptions:

Expected volatility	32.9%
Expected life	3.4	years
Risk-free interest rate	1.1%
Expected dividend yield	1.5%
The expected life of the options was determined by taking into account the contractual life of the options and estimated exercise pattern of the option holders. The expected volatility and risk-free interest rate were determined based on current market information, and the dividend yield was derived based on the expectation of a post-Merger special dividend of $1.00 per common share of New Valeant and no dividends thereafter.

The fair values of the exchanged Biovail stock options exceeded the fair values of the vested and partially vested Old Valeant stock options as of the Merger Date in an amount of $17.2 million, which was recognized immediately as post-Merger compensation expense in New Valeant’s consolidated statement of loss for the period ended September 30, 2010.

(c)	The fair value of the vested portion of Old Valeant time-based and performance-based RSUs converted into RSUs of Biovail was recognized as a component of the purchase price. The fair value of the vested portion of the Old Valeant time-based RSUs was determined based on the closing price of Biovail’s common share of $26.35 per share as of the Merger Date. The fair value of Old Valeant performance-based RSUs was determined using a Monte Carlo simulation model, which utilizes multiple input variables to estimate the probability that the performance condition will be achieved.

The fair value of the exchanged Biovail time-based RSUs exceeded the fair value of the vested and partially vested Old Valeant time-based RSUs as of the Merger Date in an amount of $3.8 million, which was recognized immediately as post-Merger compensation expense in New Valeant’s consolidated statement of loss for the period ended September 30, 2010.

(d)	Represents income tax withholdings paid by Biovail on behalf of employees of Old Valeant, in connection with the net share settlement of certain vested Old Valeant RSUs as of the Merger Date.
4. Assets Acquired and Liabilities Assumed
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the Merger Date. The following recognized amounts are provisional and subject to change:
•	amounts and useful lives for identifiable intangible assets and property, plant and equipment, pending finalization of valuation efforts;

•	amounts for inventories, pending completion of physical inventory counts;

•	amounts of income tax assets and liabilities, pending finalization of estimates and assumptions in respect of certain tax aspects of the transaction, and the filing of Old Valeant’s pre-Merger tax returns; and

•	the allocation of goodwill among reporting units.
New Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Any changes resulting from facts and circumstances that existed as of the Merger Date may result in retrospective adjustments to the provisional amounts recognized at the acquisition date. These changes could be significant. New Valeant expects to finalize these amounts no later than one year from the acquisition date.

Amounts
Recognized as of
(In thousands)	Merger Date

Cash and cash equivalents	$348,637
Accounts receivable	194,930
Inventories	208,874
Other current assets	33,460
Property, plant and equipment	184,757
Identifiable intangible assets, excluding in-process research and development (“IPR&D”)	3,844,310
IPR&D	1,399,956
Other non-current assets	5,905
Current liabilities	(384,223)
Long-term debt, including current portion	(3,167,585)
Deferred income taxes, net	(1,472,321)
Other non-current liabilities	(140,397)

Total identifiable net assets	1,056,303
Goodwill	2,863,653

Net assets acquired	$3,919,956

5. Pro Forma Adjustments
This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 3. Fair Value of Consideration Transferred; and Note 4. Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:
(a)	To adjust amortization expense to an estimate of intangible asset amortization, as follows:

	Year Ended	Six Months
	December 31,	Ended June
(In thousands)	2009	30, 2010

Eliminate Valeant’s historical intangible asset amortization expense	$(70,640)	$(41,665)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands (estimated to be $3,114,689 over useful lives in the range of 10-20 years)	166,879	86,836
Product rights (estimated to be $360,970 over useful lives in the range of 5-15 years)	30,095	15,048
Out-licensed technology and other (estimated to be $200,049 over useful lives in the range of 7-10 years)	20,730	10,365

Adjustment	$147,064	$70,584

Amortization expense related to intangible assets that arose from the business combinations completed by Old Valeant in the second quarter of 2010 has been included in the unaudited pro forma condensed consolidated statements of income as if Biovail had acquired those intangible assets as of the date on which each respective business combination was consummated.

(b)	To adjust depreciation expense relating to property, plant and equipment fair value increments, as follows:

	Year Ended	Six Months
	December 31,	Ended June
(In thousands)	2009	30, 2010

Estimated depreciation expense for fair value increments:
Buildings (estimated to be $(4,567) over remaining useful life of 30 years)	$(152)	$(76)
Machinery and equipment, automobiles (estimated to be $12,453 over remaining useful life of 7 years)	1,779	890
Furniture and fixtures (estimated to be ($3,760) over remaining useful life of 7 years)	(537)	(269)

Adjustment	$1,090	$545

Depreciation expense relating to the property, plant and equipment fair value increments has been allocated to cost of goods sold, research and development, and selling, general and administrative in the following percentages: 50%, 4%, 46%, respectively, which is consistent with Old Valeant’s historical allocation.

(c)	To record the following debt related adjustments:

	Year Ended	Six Months
	December 31,	Ended June
(In thousands)	2009	30, 2010

Eliminate interest expense recorded by Old Valeant related to debt that was refinanced in connection with the Merger(a)	$(18,149)	$(23,486)
Amortization of the fair value adjustment to Old Valeant’s 4% convertible subordinated notes(b)	(5,712)	(2,804)
Additional interest expense related to the new debt in connection with the Merger(c)	151,892	74,181
Eliminate amortization of deferred financing costs recorded by Biovail related to the senior secured revolving credit facility(d)	(1,816)	(1,627)

Adjustment	$126,215	$46,264

(a)	Interest expense, including amortization of original issue discount and underwriter fees, on the Old Valeant 8.375% and 7.625% senior unsecured notes and senior secured term loan is eliminated as these notes and term loan were repaid as part of the Merger transaction.

(b)	Fair value adjustment to existing Old Valeant debt will be amortized to net earnings of New Valeant using the effective interest method. The effective interest rate is 4.62%.

(c)	Old Valeant, in connection with the Merger, secured financing of $125 million under a senior secured revolving credit facility, $1.0 billion under a senior secured term loan A facility (the “Term Loan A Facility”), and $1.625 billion under a senior secured term loan B facility (the “Term Loan B Facility”). Old Valeant borrowed an aggregate of $2.5 billion under the Term Loan A and Term Loan B Facilities and used a portion of the proceeds to undertake the following transactions prior to the Merger:
•	fund the payment of the special dividend of $16.77 per share of Old Valeant common stock to Old Valeant stockholders of record;

•	fund the legal defeasance of Old Valeant’s existing 8.375% and 7.625% senior unsecured notes, by depositing with the trustee amounts sufficient to pay 100% of the outstanding aggregate principal amount of the notes, plus applicable premium and accrued and unpaid interest, on October 27, 2010; and

•	fund the repayment in full of indebtedness under Old Valeant’s existing senior secured term loan.
The Term Loan A Facility will mature on the fifth anniversary of the issuance of the closing of the Credit Facilities and is estimated to bear interest at a rate of 4.26%. The Term Loan B Facility will mature on the sixth anniversary of the issuance of the loan and is estimated to bear interest at a rate of 5.50%. The Term Loan A Facility and Term Loan B Facility are both floating rate facilities.

Concurrent with the closing of the Merger, Old Valeant issued $500.0 million aggregate principal amount of 6.75% senior notes due October 1, 2017 (the “6.75% Senior Notes”), and $700.0 million aggregate principal amount of 7.00% senior notes due October 1, 2020 (the “7.00% Senior Notes”, together with the 6.75% Senior Notes, the “Senior Notes”). A portion of the proceeds of the Senior Notes offering was used to pay down $1.0 billion of the Term Loan B Facility.

The effective interest rates for the 6.75% Senior Notes and the 7.00% Senior Notes are 6.84% and 7.09%, respectively.

(d)	Amortization of deferred financing costs related to Biovail’s senior secured revolving credit facility is eliminated as this facility has been terminated in connection with the Merger.
(d)	To record an estimate of the deferred income tax impacts of the acquisition on the income statement, primarily related to the additional expense on incremental debt to finance the Merger, estimated fair value adjustments for intangible assets, property, plant and equipment, share-based compensation and reversal of acquisition-related transaction costs (see note 6(a), (b), (c), (e), (f)). A combined U.S. Federal and state estimated tax rate of 38% has been used in accordance with New Valeant’s intention to repatriate to the U.S. the earnings of non-U.S. subsidiaries which are owned by the U.S. corporation. The effective tax rate of New Valeant could be significantly different than the tax rates assumed for purposes of preparing the unaudited pro forma condensed consolidated statements of income for a variety of factors, including post-Merger activities. The income tax impact also includes the elimination of the non-recurring tax benefits associated with the reduction of the valuation allowance on U.S. net deferred tax assets that was recorded by each of Biovail and Old Valeant in 2009. These valuation allowance reductions would not have been expected to be recorded if the Merger had occurred on January 1, 2009. The valuation allowance previously recorded by Old Valeant would have been eliminated as at the closing date of the Merger as a result of the recording of deferred tax liabilities associated with purchase price adjustments, rather than Old Valeant reducing the valuation allowance as a tax benefit during 2009. In addition, as a result of the limitation on Biovail’s utilization of net operating loss carryovers immediately after the Merger, Biovail has increased its valuation allowance as of the Merger Date and would maintain this increased valuation allowance on U.S. net deferred tax assets at the same amount in 2009 and the second quarter of 2010. New Valeant has assumed that the remaining net deferred tax assets will be utilized based on reversing temporary differences, expected future income and, if necessary, available tax-planning strategies relating to the timing of the repatriation of foreign earnings which are not permanently reinvested.

(e)	To adjust share-based compensation expense related to unvested stock options and RSUs to be issued by New Valeant to replace Old Valeant stock options and Old Valeant RSUs.

	Year Ended	Six Months
	December 31,	Ended June
(In thousands)	2009	30, 2010

Eliminate Old Valeant’s historical share-based compensation expense	$(16,121)	$(11,749)
Estimated share-based compensation relating to the Biovail stock options and RSUs issued to replace the unvested Old Valeant stock options and the unvested Old Valeant RSUs	59,888	21,840

Adjustment	$43,767	$10,091

The share-based compensation adjustment has been allocated to cost of goods sold, research and development, and selling, general and administrative in the following percentages: 2%, 2%, 96%, respectively, which is consistent with Old Valeant’s historical allocation.

(f)	To eliminate acquisition-related transaction costs incurred by Biovail and Old Valeant for the six months ended June 30, 2010 as they do not have a continuing impact on New Valeant’s financial results.

(g)	The unaudited pro forma consolidated basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Old Valeant were assumed to be replaced by the shares issued by Biovail to effect the merger.

The unaudited pro forma condensed consolidated statements of income do not reflect the expected realization of pre-tax annual cost savings of approximately $300 million by the end of 2012. These savings are expected to be realized from, among other things, reductions in research and development, general and administrative expenses and sales and marketing. Although management expects that cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed consolidated statements of income also do not reflect estimated acquisition-related restructuring charges associated with the expected pre-tax cost savings, which is estimated to be in the range of $135 to $180 million, on a pre-tax basis, and which will be expensed as incurred.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This unaudited pro forma condensed consolidated financial information may be deemed to be forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. Such statements may include, but are not limited to, statements about the benefits of the Merger between Biovail and Old Valeant, including future financial and operating results, New Valeant’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are based largely on management’s expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. New Valeant does not undertake any obligation to update publicly or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Biovail and Old Valeant will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the risk that the businesses will not be integrated successfully; disruption from the Merger making it more difficult to maintain business and operational relationships; dependence on the effectiveness of New Valeant’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in New Valeant’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2010, Biovail’s 2009 Annual Report on Form 10-K filed with the SEC on February 26, 2009, Old Valeant’s 2009 Annual Report on Form 10-K filed with the SEC on February 24, 2010, included in the “Risk Factors” section of each of these filings, and each company’s other filings with the SEC available at the SEC’s Internet site (http://www.sec.gov) and with the Canadian Securities Administrators available at http://www.sedar.com.